September 15, 2009

<<Rep Name >>

<<Address1>>

<<Address2>>

<<City, State, ZIP>>

Re: Distributions from Wells Real Estate Funds II, II-OW, and III Property Sales

Dear Financial Representative:

We are providing you and your clients with an estimate of your clients' anticipated net proceeds from the sale of certain properties owned by Wells Real Estate Funds II, II-OW, and III, in which your clients have invested. We expect to distribute these net sale proceeds in October. As indicated in our letter dated August 14, 2009, your client(s) must be a limited partner effective as of October 1, 2009 to be eligible for this distribution, which includes any transfers of unit ownership received at our office in good order by August 31, 2009. For your reference, we have enclosed the following:

  A sample of the letter sent to your client(s) who will be receiving a distribution of net sale proceeds.
  A list of your clients who will be receiving letters, including the current distribution instructions we have on file, and the estimated amounts of the distributions.

Please note that if your client wishes to update their net sale proceeds (NSP) distribution instructions, Wells will need to receive any such paperwork no later than September 28, 2009.

In the event that we do not have net sale proceeds distribution instructions for your client(s) on file by September 28, 2009, Wells will default to distributing funds as follows:

  Account(s) with Reliance Trust Company as IRA Custodian: Reliance will place the distribution into the FDIC-Insured Money Market Deposit Account held by United Community Bank within the IRA so that it will be treated as a nontaxable event. The funds will remain in this account until Reliance receives instructions from your client(s) to liquidate the investment in the Money Market Deposit Account. A Reliance distribution election form must be completed by the investor in order to transfer funds out of the IRA.
  Account(s) with a Custodian other than Reliance Trust Company: A check will be sent directly to that custodian.
  Account(s) with no Custodian: A check will be sent directly to the primary investor of record.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to

5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your support of Wells Real Estate Funds.

Sincerely,

Thomas E. Larkin

Chief Sales Officer

Enclosures

Disclosures

This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

LPMPLTRI0906-0685-FR